                  [RICHMOND COUNTY FINANCIAL CORP. LETTERHEAD]



PRESS RELEASE

FOR IMMEDIATE RELEASE
================================================================================

CONTACTS:

ANTHONY E. BURKE                        THOMAS R. CANGEMI
President and COO                       Executive Vice President and CFO
Tel: (718) 448-2800                     Tel: (718) 815-7048; Fax: (718) 815-7371

     RICHMOND COUNTY FINANCIAL CORP. REPORTS RECORD FOURTH QUARTER EARNINGS
     ----------------------------------------------------------------------
    24.3 % INCREASE IN FOURTH QUARTER FISCAL 2001 BASIC EPS OF $0.46 AND CASH
    -------------------------------------------------------------------------
           EPS OF $0.55 MERGER OF EQUALS SET TO CLOSE ON JULY 31, 2001
           -----------------------------------------------------------


Staten Island, N.Y. - July 24, 2001, Richmond County Financial Corp. (NASDAQ/NMS:RCBK), the holding company for Richmond County Savings Bank, today reported net income of $10.8 million, or basic earnings per share of $0.46 ($0.44 per share, diluted) for the fourth fiscal quarter ended June 30, 2001, an increase of 24.3% as compared with $0.37 earnings per share reported for the same period last year. Core basic earnings for the fourth quarter ended June 30, 2001 was a record $10.2 million, or core basic earnings per share of $0.44 ($0.42 per share, diluted), an increase of 18.4% as compared with $0.37 core basic earnings per share reported for the same period last year. These results reflect a return on average equity and assets of 13.6% and 1.3%, respectively.

Core earnings for the fourth quarter ended June 30, 2001 excludes net gains on sales of securities of $943,000. Core earnings for the fourth quarter ended June 30, 2000 excludes a $4.4 million income tax benefit related to the Richmond County Savings Foundation (the "Foundation"). This benefit was offset by an after-tax loss of $4.4 million relating to the sale of lower yielding investment securities. The $4.4 million income-tax benefit is due to a valuation adjustment reflecting the fair market value of stock contributed to the Foundation at its inception.

Net income for the fiscal year ended June 30, 2001 was $39.7 million, or basic earnings per share of $1.66 ($1.60 per share, diluted), an increase of $3.4 million as compared to the $36.3 million reported for the same period last year. Core earnings for the fiscal year ended June 30, 2001 increased $3.3 million to a record $39.0 million, or core basic earnings per share of $1.63 ($1.58 per share, diluted), an increase of 21.6%, as compared with $1.34 core basic earnings per share ($1.33 per share diluted), or $35.7 million reported for the same period last year. These results reflect a return on average equity and assets of 12.7% and 1.2%, respectively. Core earnings for fiscal 2001, excludes net gains on the sales of securities of $1.0 million. Core earnings for fiscal 2000, excludes net losses of $6.7 million on sales of securities ($4.4 million net of income-tax benefits) and the aforementioned income-tax benefit of $4.4 million.

Core cash earnings for the fourth quarter ended June 30, 2001 were $12.7 million, or $0.55 basic earnings per share ($0.52 per share, diluted). Core cash earnings for the fiscal year ended June 30, 2001 were $48.0 million, or $2.01 basic earnings per share ($1.94 per share, diluted). These results reflect a core cash return on average equity and assets of 16.0% and 1.5%, and 15.4% and 1.5%, for the three and twelve month periods ended June 30, 2001, respectively. The Company's core cash earnings are determined by adding back to reported core earnings the non-cash expenses related to the allocation of Employee Stock Ownership Plan ("ESOP") stock and the earned portion of Management Recognition and Retention Plan ("MRP") stock, net of associated tax benefits, amortization of excess of cost over fair value of net assets acquired ("goodwill") and the amortization of core deposit premium.

Commenting on the Company's performance, Michael F. Manzulli, Chairman and Chief Executive Officer of the Company stated, "This will be our last stand-alone earnings release, after July 31, 2001 our results will be combined with our merger partner- New York Community Bancorp. While we were a public company for only three and one-half years, we had a better than 300% return on an original shareholder's investment. I take great pride in these returns, but take even more pride that we delivered on a promise we made in our first Annual Report that... " we will be tireless in our pursuit of opportunities to enhance shareholder value." Mr. Manzulli continued, "Rest assured that this pursuit will continue unabated as we partner with the New York Community Bancorp. to continue and enhance our stellar performance."



                      FOURTH QUARTER FISCAL 2001 HIGHLIGHTS

  SIGNIFICANT EPS GROWTH
                                              JUNE 30,            PERCENTAGE
                                         2001         2000        INCREASE
                                       ---------    ---------   -------------

        GAAP BASIC EPS                   $0.46       $0.37          24%
        GAAP DILUTED EPS                 $0.44       $0.37          19%
        CORE BASIC EPS                   $0.44       $0.37          19%
        CORE DILUTED EPS                 $0.42       $0.37          14%
        CORE CASH BASIC EPS              $0.55       $0.44          25%
        CORE CASH DILUTED EPS            $0.52       $0.43          21%

   SHAREHOLDERS AND REGULATORS APPROVE MERGER OF NEW YORK COMMUNITY BANCORP AND RICHMOND COUNTY FINANCIAL CORP. DEAL SET TO CLOSE ON JULY 31, 2001
Regarding our pending merger of equals with New York Community Bancorp, Inc., we are pleased to report that all requisite regulatory and shareholder approvals have been received and July 31, 2001 has been set as the anticipated closing date. Under the terms of the agreement, shareholders will receive 1.02 shares of New York Community Bancorp common stock in exchange for each share of the Company's common stock.

   COMPLETES ACQUISITION OF FIVE NEW JERSEY COMMERCIAL BANKING BRANCHES FROM SUMMIT AND TWO FLEET COMMERCIAL BANKING BRANCHES ON STATEN ISLAND
On June 22, 2001, the Company announced that it had completed its acquisition of five New Jersey commercial banking branches and two Staten Island, New York commercial banking branches from FleetBoston Financial Corp. ("Fleet") (NYSE:FBF). The New Jersey branches, located in the

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greater  Atlantic  City area,  were  formerly  branches of Summit Bank that were subject to divestiture by Fleet in connection with its acquisition of Summit Bancorp, Inc. earlier this year. In connection with this acquisition, Richmond assumed approximately $276.0 million in deposits and acquired approximately $64.0 million in small business and consumer loans.

   ORGANIC GROWTH IN DEPOSITS OF 13.0% AND INCREASE IN DEMAND ACCOUNTS
The Bank continues to experience significant growth in total deposits. Excluding the Fleet deposit acquisition and the South Jersey Financial Corporation, Inc. ("South Jersey") acquisition, total deposits increased by $231.3 million, or 13.0%, to $2.0 billion at June 30, 2001. The Bank's core deposits increased $420.9 million, or 38.4%, at June 30, 2001 to $1.5 billion, resulting in a core deposit to total deposit ratio of approximately 59.8%.

   MULTIFAMILY LENDING DIVISION REACHES $700  MILLION MILESTONE
Since its formation in April of 1998, the Bank's multifamily lending division has reached total footings of $774.5 million. Additionally, the Bank continues to diversify its geographical concentration and is pleased to report that over 40% of this division's loan portfolio has been generated outside of the five boroughs of New York City.

                     REVIEW OF RESULTS OF OPERATIONS FOR THE
                   THREE AND TWELVE MONTHS ENDED JUNE 30, 2001

NET INTEREST INCOME
Net interest income increased $3.2 million and $10.5 million for the three and twelve month periods ended June 30, 2001, or 12.9% and 10.9%, respectively, as compared to the same periods in fiscal 2000. The increase in net interest income was primarily attributable to the growth in average interest-earning assets of $380.7 million and $322.4 million for the three and twelve month periods ended June 30, 2001, respectively. The overall increase in the level of interest-earning assets was primarily the result of assets acquired from the South Jersey acquisition, as well as continued deposit inflows.

On a linked quarter perspective, the Company's net interest rate spread increased by six basis points and the net interest margin increased two basis points. For the three and twelve month periods ended June 30, 2001, the Company's net interest margin was 3.56% and 3.54%, as compared to 3.60% and 3.57% reported for the comparable periods in the prior year. The increase in the interest rate spread and margin experienced for the fourth quarter ended June 30, 2001 was primarily the result of an increased yield on interest-earning assets due to increased loan growth in diversified loan products such as multifamily, commercial mortgage and construction lending as well as the recent effect of reductions in short term interest rates.

The Bank continues to experience increased loan growth, and for the fiscal year ended June 30, 2001, gross loans receivable increased by $361.3 million, or 22.7%, to $1.9 billion, compared to $1.6 billion at June 30, 2000. The increase in gross loans was due primarily to originations of $605.2 million generated during the twelve month period ended June 30, 2001 and $207.7 million of loans acquired through the Fleet deposit acquisition and the acquisition of South Jersey, partially offset by the sale of $3.1 million of one- to four-family mortgage loans, securitizations of $273.2 million of one- to four-family mortgage loans and net amortization and prepayments of $175.3 million. As part of the Company's plan to diversify its loan portfolio and reduce its dependency on residential one- to four-family mortgage loans, during the first quarter of fiscal 2001 and in conjunction with the South Jersey acquisition, the Bank securitized $61.7 million of one- to four-family mortgage loans acquired from the South Jersey acquisition in exchange for a like amount of FHLMC pass-through securities, and recorded these securities in the Bank's securities portfolio.

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Additionally,  in the third  quarter of fiscal  2001,  the Bank  securitized  an additional $211.1 million of one- to four-family mortgage loans in exchange for a like amount of FNMA pass-through securities, recorded these securities in the Bank's securities portfolio and subsequently sold approximately $69.4 million of the related securities. Loan originations for fiscal 2001 were primarily comprised of multifamily and one- to four-family mortgage loans. Multifamily mortgage loan originations during fiscal 2001 totaled $267.7 million, bringing the total multifamily loan portfolio to $774.5 million, or 40.2% of net loans at June 30, 2001. Total one- to four-family loan production for fiscal 2001 was $263.9 million.

PROVISION FOR LOAN LOSSES
The provision for loan losses for the three and twelve month periods ended June 30, 2001 and 2000 was $300,000 and $1.2 million, respectively. The Company's allowance for loan losses totaled $22.3 million at June 30, 2001, and $14.7 million at June 30, 2000, which represents a ratio of allowance for loan losses to non-performing loans of 216.9% and 311.5%, respectively. Non-performing loans totaled $10.3 million, or 0.53% of total loans, net at June 30, 2001, as compared to $10.7 million at previous quarter ended March 31, 2001 and $4.7 million, or 0.30% of total loans, net at June 30, 2000. The Company continues to increase its general valuation allowance due to the increase in originations of all loan products.

NON-INTEREST INCOME
Exclusive of net gains and losses from the sales of securities and loans, total non-interest income for the three and twelve month periods ended June 30, 2001 was $3.4 million and $14.5 million, respectively as compared to the $3.3 million and $13.1 million reported for the same periods in the prior year. The increased level of non-interest income is primarily due to an overall increase in deposit fee income, loan prepayment fees, fee income generated from the South Jersey acquisition, and advisory fee income from the Company's investment in Peter B. Cannell & Co. Inc.

NON-INTEREST EXPENSE
Non-interest  expense  totaled $15.5 million and $59.9 million for the three and twelve month periods ended June 30, 2001, an increase of $2.2 million and $7.6 million, as compared to the $13.3 million and $52.3 million reported for the same periods of the prior year, respectively. The increased level of non-interest expense was mainly attributable to increased compensation and employee benefit expenses, goodwill amortization and other expenses associated with the South Jersey acquisition.

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank and South Jersey Savings Bank, Richmond County Savings Bank operates 17 banking offices on Staten Island, one banking office in Brooklyn, 16 banking offices in the counties of Atlantic, Camden, Gloucester, Essex, Hudson and Union, New Jersey, and operates a multifamily loan processing center in Jericho, Long Island. At June 30, 2001, total assets of the Company were $3.7 billion; deposits were $2.5 billion with total stockholders' equity of $317.6 million.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in; interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the SEC.

Richmond County Financial Corp.'s press releases are available at no charge by visiting us on the worldwide web at http://www.rcbk.com.
                                    -------------------


                                       RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                     (In Thousands, Except Share and Per Share Amounts)

                                                                                              JUNE 30,            JUNE 30,
                                                                                                2001                2000
                                                                                           ---------------     ---------------
                                                                                            (Unaudited)
                                          ASSETS
Cash and due from banks                                                                        $   69,473          $   47,684
Federal funds sold                                                                                    900                   -
Securities held to maturity:
     Mortgage-backed and mortgage-related securities                                               53,968              57,161
Securities available for sale:
     Investment securities                                                                        264,759             257,485
     Mortgage-backed and mortgage-related securities                                            1,057,188             707,446
                                                                                           ---------------     ---------------
Total securities                                                                                1,375,915           1,022,092
Mortgage loans:
     1-4 family                                                                                   906,029             842,350
     Multifamily                                                                                  774,543             549,151
     Commercial real estate                                                                       138,660             108,532
     Construction                                                                                  96,058              65,603
                                                                                           ---------------     ---------------
Total mortgage loans                                                                            1,915,290           1,565,636
Other loans                                                                                        30,055              21,478
     Plus:    Unearned loan costs, net                                                              4,415               1,392
     Less:    Allowance for loan losses                                                           (22,349)            (14,698)
                                                                                           ---------------     ---------------
Loans, net                                                                                      1,927,411           1,573,808
Federal Home Loan Bank stock                                                                       50,055              38,873
Banking premises and equipment, net                                                                32,073              26,115
Accrued interest receivable                                                                        22,965              18,170
Other real estate owned                                                                                16                 509
Goodwill                                                                                           94,097              43,324
Other assets                                                                                      111,022             110,646
                                                                                           ---------------     ---------------
    TOTAL ASSETS                                                                               $3,683,927          $2,881,221
                                                                                           ===============     ===============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                                                                $  287,211          $  207,894
Savings, N.O.W. and Money market accounts                                                       1,230,255             888,706
Certificates of deposit                                                                         1,020,687             693,276
                                                                                           ---------------     ---------------
          Total deposits                                                                        2,538,153           1,789,876
Borrowings                                                                                        807,665             773,690
Accrued expenses and other liabilities                                                             20,486              11,245
                                                                                           ---------------     ---------------
          Total liabilities                                                                     3,366,304           2,574,811
                                   STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued                               -                   -
Common stock, $.01 par value, 75,000,000 shares authorized; 32,737,134 issued; 25,962,461 and 28,065,972  shares outstanding,
   at June 30, 2001 and June 30, 2000, respectively.                                                  327                 327
Additional paid-in-capital                                                                        329,640             329,718
Retained earnings-substantially restricted                                                        167,783             145,231
Unallocated common stock held by
   Employee Stock Ownership Plan ("ESOP")                                                         (28,521)            (30,249)
Unearned compensation MRP Stock                                                                    (9,673)            (13,147)
Treasury stock, at cost, 6,787,487 and 4,606,662 shares
   at June 30, 2001 and June 30, 2000, respectively.                                             (134,609)            (82,541)
Accumulated other comprehensive income:
   Net unrealized loss on securities available for sale, net of tax                                (7,324)            (42,929)
                                                                                           ---------------     ---------------
          Total stockholders' equity                                                              317,623             306,410
                                                                                           ---------------     ---------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $3,683,927          $2,881,221
                                                                                           ===============     ===============


                                        RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (In Thousands, Except Share and Per Share Amounts)

                                                                             FOR THE                         FOR THE
                                                                       THREE MONTHS ENDED                   YEAR ENDED
                                                                            JUNE 30,                         JUNE 30,
                                                                  ------------------------------   -----------------------------
                                                                           (Unaudited)             (Unaudited)
                                                                      2001            2000            2001             2000
                                                                   -------------   --------------   ------------    -------------
INTEREST INCOME:
   Loans                                                               $34,723          $29,891       $138,345         $113,454
   Debt and equity securities                                            6,474            6,356         26,698           24,999
   Mortgage-backed and mortgage-related securities                      16,884           13,755         60,720           55,572
   Federal funds sold and interest-earning bank balances                   279              207            968              512
                                                                  -------------   --------------   ------------    -------------
       Total interest income                                            58,360           50,209        226,731          194,537
                                                                  -------------   --------------   ------------    -------------
INTEREST EXPENSE:
   Deposits                                                             20,045           14,837         76,784           54,710
   Borrowed funds                                                       10,514           10,754         43,145           43,559
                                                                  -------------   --------------   ------------    -------------
       Total interest expense                                           30,559           25,591        119,929           98,269
                                                                  -------------   --------------   ------------    -------------
   Net interest income                                                  27,801           24,618        106,802           96,268
   Provision for loan losses                                               300              300          1,200            1,200
                                                                  -------------   --------------   ------------    -------------
   Net interest income after provision for loan losses                  27,501           24,318        105,602           95,068
                                                                  -------------   --------------   ------------    -------------

NON-INTEREST INCOME:
   Fee income                                                            2,582            2,572         11,238           10,007
   Net gain/(loss) on sale of securities and loans                         943           (6,707)         1,010           (5,973)
   Other                                                                   849              776          3,300            3,142
                                                                  -------------   --------------   ------------    -------------
       Total non-interest income                                         4,374           (3,359)        15,548            7,176
                                                                  -------------   --------------   ------------    -------------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                                        8,077            7,014         31,033           27,891
   Occupancy costs                                                       1,867            1,550          7,149            6,110
   Computer service fees                                                 1,581            1,370          6,212            5,550
   Advertising                                                             584              507          2,355            1,893
   FDIC insurance premiums                                                 129              102            458              439
   Other                                                                 2,047            1,915          7,843            7,099
                                                                  -------------   --------------   ------------    -------------
      Total general and administrative expense                          14,285           12,458         55,050           48,982
  Amortization of goodwill and other intangibles                         1,252              865          4,810            3,321
                                                                  -------------   --------------   ------------    -------------
       Total non-interest expense                                       15,537           13,323         59,860           52,303
                                                                  -------------   --------------   ------------    -------------
   Income before income taxes                                           16,338            7,636         61,290           49,941
   Provision/(Benefit) for income taxes                                  5,522           (1,687)        21,625           13,672
                                                                  -------------   ---------------  ------------    -------------

  NET INCOME                                                           $10,816          $ 9,323        $39,665          $36,269
                                                                  =============   ==============   ============    =============
  EARNINGS PER SHARE:
              Basic                                                    $  0.46          $  0.37        $  1.66          $  1.36
              Diluted                                                  $  0.44          $  0.37        $  1.60          $  1.35



                                            RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                                               SELECTED FINANCIAL RATIOS AND OTHER DATA
                                               (In Thousands, Except Per Share Amounts)

                                                                  AT OR FOR THE THREE MONTHS                 AT OR FOR THE YEAR
                                                                        ENDED JUNE 30,                         ENDED JUNE 30,
                                                              ---------------------------------       ------------------------------
                                                                           (Unaudited)                            (Unaudited)
                                                                   2001                2000                2001              2000
                                                              -------------       -------------       -------------     ------------
PERFORMANCE RATIOS:
Return on average assets                                           1.29%               1.29%               1.23%             1.27%
Return on average equity                                          13.59%              12.29%              12.69%            10.94%
Average equity to average assets                                   9.51%              10.54%               9.68%            11.64%
Equity to total assets                                             8.62%              10.63%               8.62%            10.63%
Tangible equity to total assets                                    6.27%              10.62%               6.27%            10.62%
Core deposits to total deposits (1)                               59.79%              61.27%              59.79%            61.27%
Net interest spread                                                3.12%               3.02%               3.06%             2.99%
Net interest margin                                                3.56%               3.60%               3.54%             3.57%
Efficiency ratio (2)                                              45.74%              44.55%              45.37%            44.77%
Total non-interest expense to average assets                       1.71%               1.73%               1.70%             1.72%
Average interest-earnings assets to
     average interest-bearing liabilities                          1.11X               1.15X               1.12X             1.16X

Earnings per common share:
     Basic                                                     $   0.46             $  0.37             $  1.66           $  1.36
     Diluted                                                   $   0.44             $  0.37             $  1.60           $  1.35
Core earnings per common share:
     Basic                                                     $   0.44             $  0.37             $  1.63           $  1.34
     Diluted                                                   $   0.42             $  0.37             $  1.58           $  1.33

Book value per share (3)                                       $  12.52             $ 12.45             $ 12.52           $ 12.45
Tangible book value per share (3)                              $   8.89             $ 10.90             $  8.89           $ 10.90

CORE CASH EARNING DATA:
Earnings                                                       $ 12,711             $11,017             $48,046           $42,356
Earnings per share - basic                                     $   0.55             $  0.44             $  2.01           $  1.59
Diluted earnings per share                                     $   0.52             $  0.43             $  1.94           $  1.58
Return on average assets                                           1.52%               1.53%               1.49%             1.49%
Return on average stockholders' equity                            15.97%              14.52%              15.37%            12.78%

ASSET QUALITY RATIOS:
Non-performing loans                                           $ 10,302             $ 4,719             $10,302           $ 4,719
Other real estate                                                    16                 509                  16               509
                                                              -------------       -------------       -------------     ------------
Total non-performing assets                                    $ 10,318             $ 5,228             $10,318           $ 5,228

Non-performing loans as a percent of  total loans, net             0.53%               0.30%               0.53%             0.30%
Non-performing assets as a percent of  total assets                0.28%               0.18%               0.28%             0.18%
Allowance for loan losses as a percent of total loans, net         1.15%               0.93%               1.15%             0.93%
Allowance for loan losses as a
     percent of total non-performing assets                      216.60%             281.14%             216.60%           281.14%
Allowance for loan losses as a
     percent of total non-performing loans                       216.94%             311.46%             216.94%           311.46%

(1) The core deposit ratio represents total deposits less certificates of deposit, divided by total deposits.
(2) The  efficiency ratio represents the ratio of non-interest  expense, excluding the effect of gain/(loss)
    on sale of securities and loans, amortization of goodwill and other intangibles, divided by the sum of net interest income and non-interest income.
(3) Excludes the impact of net unrealized loss on securities available for sale, net of tax.


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